Exhibit 99.1

Selected Consolidated Pro Forma Financial Data

The following unaudited condensed consolidated pro forma financial statements give effect to the sale of Apex Silver’s 65% direct and indirect interests in the San Cristóbal mine to Sumitomo for a cash purchase price of $27.5 million, plus $2.5 million for the reimbursement of certain expenditures previously incurred by Apex Silver on behalf of the San Cristóbal mine (the “Sale”). As part of the transaction, the Company has been released from all liabilities associated with the San Cristóbal mine, including Apex Silver’s guarantee of San Cristóbal indebtedness.  As a condition to the closing, the Company entered into the Management Agreement with Sumitomo under which the Company will provide certain management services to the San Cristóbal mine.  The Company will receive an annual fee of approximately $6.0 million, and a potential annual incentive fee of $1.5 million.

In addition, the unaudited condensed consolidated pro forma financial statements also give effect to the Plan under which holders of Apex Silver’s Subordinated Notes received a pro rata distribution of (i) Common Stock of Golden Minerals Company and (ii) approximately $45 million in cash. In connection with the Plan, the Subordinated Notes were cancelled.

The unaudited condensed consolidated pro forma balance sheet has been prepared as if the Sale had occurred, the Plan had been consummated and the Company had emerged from Chapter 11 on December 31, 2008. The unaudited condensed consolidated pro forma statement of operations has been prepared as if the Sale had occurred, the Plan had been consummated and the Company had emerged from Chapter 11 on January 1, 2008. Actual amounts may vary from these pro forma amounts pending a final determination of selling costs, the book value of the assets sold and liabilities assumed by Sumitomo at the date of the Sale and a final determination of payments made under the Plan. These unaudited condensed consolidated pro forma financial statements should be read in conjunction with Apex Silver’s historical financial statements included in its annual report on Form 10-K for the year ended December 31, 2008.

APEX SILVER MINES LIMITED

CONDENSED CONSOLIDATED PRO-FORMA BALANCE SHEET

DECEMBER 31, 2008

(Expressed in United States dollars)

(Unaudited)

		Pro Forma
		Adjustments to		Pro Forma
		Reflect Sale of		Adjustments
		Remaining 65%		to Reflect the
		Interest In		Plan of		Pro Forma
	Historical	San Cristobal		Reorganization		Amounts
	Amounts	(Note 1)		(Note 2)		(Note 3)
	(in thousands except share data)
Assets
Current assets
Cash and cash equivalents	$33,723	$27,238	(a)	$(28,649	)(a)	$32,312
Restricted cash	20,575	(20,575	)(c)	—		—
Investments	16,351	—		(16,351	)(a)	—
Trade receivables	7,315	(7,315	)(c)	—		—
Inventories	75,008	(75,008	)(c)	—		—
Prepaid expenses and other assets	15,550	(14,250	)(c)	—		1,300
Current assets	168,522	(89,910)		(45,000)		33,612
Property, plant and equipment (net)	202,534	(199,040	)(c)	—		3,494
Ore stockpile inventories	72,628	(72,628	)(c)	—		—
Value added tax recoverable	157,146	(157,146	)(c)	—		—
Investments	5,487	—		—		5,487
Other	30	(16	)(c)	—		14
Total assets	$606,347	$(518,740)		$(45,000)		$42,607

Liabilities and Shareholders’ Equity (Deficit)
Current liabilities
Accounts payable and accrued liabilities	$48,728	$(44,746	)(c)	$—		$3,982
Accrued interest payable	8,660	(5,797	)(c)	(2,863	)(b)	—
Current portion of long-term debt	532,670	(242,683	)(c)	(289,987	)(b)	—
Current liabilities	590,058	(293,226)		(292,850)		3,982
Long-term debt	50,891	(50,891	)(c)	—		—
Asset retirement obligation	9,155	(9,155	)(c)	—		—
Other long term liabilities	4,531	(4,531	)(c)	—		—
Total liabilities	654,635	(357,803)		(292,850)		3,982
Minority interest in subsidiaries	150,792	(150,792	)(c)	—		—
Shareholders’ equity (deficit)	(199,080)	(10,145	)(b)	247,850	(b)	38,625
Total liabilities and shareholders’ equity (deficit)	$606,347	$(518,740)		$(45,000)		$42,607

Note 1. The unaudited condensed consolidated pro forma balance sheet reflects the sale of Apex Silver’s 65% direct and indirect interests in the San Cristóbal mine to Sumitomo as if the sale had occurred at December 31, 2008. The pro forma adjustments reflect:

a)  The $27.7 million net cash received from the sale of the San Cristóbal mine consisting of net proceeds from the sale of $30.0 million received from Sumitomo less $2.3 million of selling costs.  The adjustment also includes $0.5 million of restricted cash released to Apex Silver as a result of the sale, less approximately $1.0 million of cash held by the San Cristóbal mine.

b)  The $10.1 million loss recognized on the sale of the San Cristóbal mine, calculated as the difference between the $27.7 million of net cash received and the net book value of the assets sold and liabilities assumed by Sumitomo.

c)  The elimination of the $546.0 million of assets sold and $508.6 million of liabilities assumed by Sumitomo.

Note 2. The unaudited condensed consolidated pro forma balance sheet reflects the results of consummation of the Plan and Apex Silver’s emergence from Chapter 11 as if they had occurred at December 31, 2008. The pro forma adjustments reflect:

a)  The $45.0 million payment to the holders of Apex Silver’s Subordinated Notes consisting of $28.6 million of existing cash and cash equivalents along with the assumed liquidation of $16.4 million of short term investments.

b)  The full settlement of the $290.0 Subordinated Notes liability, including accrued interest, for a $45.0 million cash payment and 100% of the Common Stock of Golden Minerals and the recognition of a $247.9 million gain on the reorganization.

Note 3. As a result of the consummation of the Plan and emergence from Chapter 11 on the Effective Date, Golden Minerals will be subject to the fresh-start accounting rules prescribed by AICPA Statement of Position 90-7, “Financial Reporting by Entities in Reorganization under the Bankruptcy Code” (“SoP 90-7”). Fresh-start accounting requires that each balance sheet account be recorded at fair value at the date of emergence.  Furthermore, the value of Apex Silver’s assets and liabilities will be impacted by Apex Silver’s operating activities between December 31, 2008 and the date of emergence from Chapter 11.  A fair value assessment of Apex Silver’s assets and liabilities (Golden Minerals has no debt) is currently in process and may result in amounts different from those reported on the pro forma balance sheet.  The fair value assessment will most likely result in an increase in the carrying value of a number of the exploration properties that the Company owns or has the right to conduct exploration activities on, which historically have had a zero carrying value following Apex Silver’s policy to recognize exploration costs as expense in the period incurred. In addition, SoP 90-7 provides that to the extent the reorganization value of a company upon emergence from Chapter 11 is less than or greater than the fair value of such company’s net assets and liabilities, a gain or loss, respectively, would be reported upon emergence.  As set forth in the Disclosure Statement filed with the Bankruptcy Court, for purposes of estimating recovery to creditors under the Plan, Apex Silver’s estimated value is between $15 million and $30 million.  Accordingly, the $38.6 million pro forma balance of shareholders’ equity will be adjusted based upon application of fresh-start accounting to Apex Silver’s assets and liabilities and any gain or loss recorded.

APEX SILVER MINES LIMITED

CONDENSED CONSOLIDATED PRO-FORMA STATEMENT OF OPERATIONS

For the Year Ended December 31, 2008

(Expressed in United States dollars)

(Unaudited)

		Pro Forma
		Adjustments		Pro Forma
		to Reflect Sale		Adjustments
		of Remaining		to Reflect the
		65% Interest		Plan of		Pro Forma
	Historical	In San Cristobal		Reorganization		Amounts
	Amounts	(Note 1)		(Note 2)		(Note 3)
	(in thousands except per share data)
Revenues:
Sales of concentrates	$419,512	$(419,512	)(a)	$—		$—
Fees from management services agreement, net	—	6,000	(g)	—		6,000
Costs and expenses:
Costs applicable to sales (exclusive of amounts shown separately below)	(346,199)	346,199	(a)	—		—
Write down of inventories	(52,547)	52,547	(a)	—		—
Exploration	(25,397)	—		—		(25,397)
Administrative	(22,160)	—		—		(22,160)
Gain (loss)—commodity derivatives	467,871	(467,871	)(b)	—		—
Gain (loss)—foreign exchange	18,310	(18,342	)(a)	—		(32)
Asset retirement accretion expense	(794)	794	(a)	—		—
Impairment of long lived assets	(625,649)	625,649	(a)	—		—
Depreciation, depletion and amortization	(37,942)	37,416	(a)	—		(526)
Total operating expenses	(624,507)	576,392		—		(48,115)
Loss from operations	(204,995)	162,880		—		(42,115)
Other income and expenses:
Interest and other income	6,031	(647	)(d)	—		5,384
Royalty income	351	—		—		351
Gain (loss) on sale of interest in subsidiaries	64,471	(64,471	)(c)	—		—
Reorganization costs	(2,153)	—		2,153	(a)	—
Loss on auction rate securities	(16,263)	—		—		(16,263)
Interest expense and other borrowing costs	(75,448)	59,600	(d)	15,848	(b)	—
Total other income and expenses	(23,011)	(5,518)		18,001		(10,528)
Loss before minority interest and income taxes	(228,006)	157,362		18,001		(52,643)
Income tax benefit (expense)	(8,353)	7,735	(e)	—		(618)
Minority interest in loss of subsidiary	118,122	(118,122	)(f)	—		—
Net income (loss)	$(118,237)	$46,975		$18,001		$(53,261)

Note 1.  The unaudited condensed consolidated pro forma statement of operations for the year ended December 31, 2008 includes the results of operations for that period as if the sale of Apex Silver’s 65% interest in the San Cristóbal mine to Sumitomo occurred at January 1, 2008. The pro forma adjustments reflect:

a)  The elimination of the results of operations of the San Cristóbal mine, and other subsidiaries, for the year ended December 31, 2008.

b) The elimination of the gain recorded during the year related to the commodity derivatives required by the Project Finance Facility.

c) The elimination of the $64.5 million gain recognized from the sale of certain retained interests in the San Cristóbal mine to Sumitomo effective June 30, 2008.

d) The elimination of interest income earned by the subsidiaries that hold the San Cristóbal mine and interest expense primarily related to the $225 million Project Finance Facility, notes payable to Sumitomo and interest on leased mining equipment recorded as capital leases.

e) The elimination of income taxes associated with the San Cristóbal mine.

f)  The elimination of Sumitomo’s minority interest in the subsidiaries that own and operate the San Cristóbal mine.

g) The contractual proceeds for services performed under the Management Agreement whereby the Company will manage the San Cristóbal mine on behalf of Sumitomo.

Note 2.  The unaudited condensed consolidated pro forma statement of operations for the year ended December 31, 2008 includes the results of operations for that period as if consummation of the Plan and emerging from Chapter 11 protection had occurred at January 1, 2008. The pro forma adjustments reflect:

a) The elimination of costs related to the Plan and from Chapter 11.

b) The elimination of interest expense related to the Subordinated Notes.

Note 3.  Golden Minerals will be subject to fresh-start accounting rules which may result in the recognition of a gain or loss on reorganization upon emerging from Chapter 11. The pro forma statement of operations does not reflect the gain the Company will recognize upon emergence from Chapter 11, estimated to total approximately $247.9 million, related to the settlement of the Subordinated Notes, as reflected in the pro forma balance sheet above. Additionally, such gain will be adjusted as necessary to record fair value of the assets and liabilities of Golden Minerals Company upon emergence from Chapter 11.

Golden Minerals Company will also be treated as a “successor company” for accounting purposes and will be required to continue to report its prior ownership in the San Cristóbal mine when comparable prior period consolidated financial statements are presented.